Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

DENDREON CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Dendreon Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That by resolution of the Board of Directors of the Corporation, and by a Certificate of Designation filed in the office of the Secretary of State of Delaware on September 23, 2002, the Corporation authorized a series of 1,000,000 shares of Series A Junior Participating Preferred Stock, par value $.001 per share, of the Corporation (the “Junior Preferred Stock”) and established the powers, preferences and rights of the Junior Preferred Stock and the qualifications, limitations and restrictions thereof.

2. As of the date hereof no shares of Junior Preferred Stock are outstanding and no shares of Junior Preferred Stock have been issued.

3. That pursuant to the authority conferred on the Board of Directors of the Corporation by its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution setting forth an amendment to the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED: That Section 1 of the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“Section 1. Designation and Amount. Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, $.001 par value, are designated “Series A Junior Participating Preferred Stock” with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the “Junior Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 4th day of May, 2012

DENDREON CORPORATION

By:	/s/ Christine Mikail Cvijic
Name:	Christine Mikail Cvijic
Title:	Executive Vice President, Corporate Development, General Counsel and Secretary